EXHIBIT 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
PRG-SCHULTZ INTERNATIONAL, INC.
(restated solely for purposes of filing with
the Securities and Exchange Commission)

as of August 11, 2006

1.

NAME

The name of the corporation is PRG-Schultz International, Inc. (the "Corporation").

2.

CAPITALIZATION

The total number of shares of capital stock of all classes that the corporation shall have the authority to issue is Fifty-One Million (51,000,000) shares, of which Fifty Million (50,000,000) shares, no par value per share, shall be designated “Common Stock” and One Million (1,000,000) shares, no par value per share, shall be designated “Preferred Stock.”

The preferences, limitations and relative rights of the shares of each class of stock of the corporation are as follows:

A. PREFERRED STOCK

1. General. The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations, powers, preferences, rights qualifications, limitations and restrictions thereon as are stated and expressed herein and in the resolution or resolutions providing for the issuance of such class or series adopted by the Board of Directors as hereinafter prescribed. Articles of Amendment shall be filed with respect to issuance of such Preferred Stock pursuant to the provisions of Section 14-2-602 of the Georgia Business Corporation Code (as amended from time to time, the "Code"). Each series of a class must be given a distinguishing designation and all shares of a series must have preferences, limitations, and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of other series of the same class; provided, however, that any of the voting powers, preferences, designations, rights, qualifications, limitations, or restrictions of or on the class or series of shares, or the holders thereof, may be made dependent upon facts ascertainable outside these Articles of Incorporation, as amended from time to time, if the manner in which the facts shall operate upon the voting powers, designations, preferences, rights, qualifications, limitations, or restrictions of or on the shares, or the holders thereof, is clearly and expressly set forth in these Articles of Incorporation, as amended from time to time.

2. Preferences, Limitations and Relative Rights. Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings to fully effect the issuance and redemption of any such Preferred Stock, and, with respect to each class or series of the Preferred Stock, to fix and state the following by resolution or resolutions from time to time adopted providing for the issuance thereof:

a) whether or not the class or series is to have voting rights, full or limited, or is to be without voting rights;

b) the number of shares which shall constitute the class or series and the designations thereof;

c) the preferences and relative participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

d) whether or not the shares of any class or series shall be redeemable and, if redeemable, the redemption price or prices, and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

e) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

f) whether or not dividends are payable on any class or classes or series of stock, and if dividends are so payable, the dividend rate, whether dividends are payable in cash, stock of the corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to, or the relation to the payment of, the dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

g) the preferences, if any, and the amounts thereof that the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the corporation;

h) whether or not the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of the corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

i) such other rights and provisions with respect to any class or series as the Board of Directors may deem advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease, but not below the number of shares then issued, the number of shares of the Preferred Stock designated for any existing class or series by a resolution, subtracting from such class or series unissued shares of the Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

3. Participating Preferred Stock.

i. The distinctive serial designation of this series shall be “Participating Preferred Stock” (hereinafter called “this Series”). Each share of this Series shall be identical in all respects with the other shares of this Series except as to the dates from and after which dividends thereon shall be cumulative.

ii. The number of shares in this Series shall initially be 500,000 which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors. Shares of this Series purchased by the Corporation shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. Shares of this Series may be issued in fractional shares, which fractional shares shall entitle the holder, in proportion to such holder’s fractional share, to all rights of a holder of a whole share of this Series.

iii. The holders of full or fractional shares of this Series shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, dividends, on each date that dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) are payable on or in respect of Common Stock comprising part of the Reference Package (as defined below), in an amount per whole share of this Series equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) that would be payable on such date to a holder of the Reference Package. Each such dividend shall be paid to the holders of record of shares of this Series on the date, not exceeding seventy days preceding such dividend or distribution payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend or distribution. Dividends on each full and each fractional share of this Series shall be cumulative from the date such full or fractional share is originally issued provided that any such full or fractional share originally issued after a dividend record date and on or prior to the dividend payment date to which such record date relates shall not be entitled to receive the dividend payable on such dividend payment date or any amount in respect of the period from such original issuance to such dividend payment date.

The term “Reference Package” shall initially mean 100 shares of common stock, $.001 par value per share (“Common Stock”), of the Corporation. In the event the Corporation shall at any time after the close of business on August 14, 2000 (A) declare or pay a dividend on any Common Stock payable in Common Stock, (B) subdivide any Common Stock, or (C) combine any Common Stock into a smaller number of shares, then and in each such case the Reference Package after such event shall be the Common Stock that a holder of the Reference Package immediately prior to such event would hold thereafter as a result thereof.

Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided on this Series.

So long as any shares of this Series are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to this Series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to this Series as to dividends or upon liquidation, nor shall any Common Stock nor any other stock of the Corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to this Series as to dividends and upon liquidation), unless, in each case, the full cumulative dividends (including the dividend to be due upon payment of such dividend, distribution, redemption, purchase or other acquisition), if any, on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid.

iv. In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of this Series shall at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Reference Package would be entitled to receive as a result of such transaction.

v. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of full and fractional shares of this Series shall be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other stock of the Corporation ranking junior to this Series upon liquidation, to be paid in full an amount per whole share of this Series equal to the aggregate amount distributed prior to such date or to be distributed in connection with such liquidation, dissolution or winding up to a holder of the Reference Package (such amount being hereinafter referred to as the “Liquidation Preference”), together with accrued dividends to such distribution or payment date, whether or not earned or declared. If such payment shall have been made in full to all holders of shares of this Series, the holders of shares of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

In the event the assets of the Corporation available for distribution to the holders of shares of this Series upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v), no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series upon such liquidation, dissolution or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

Upon the liquidation, dissolution or winding up of the Corporation, the holders of shares of this Series then outstanding shall be entitled to be paid out of assets of the Corporation available for distribution to its shareholders all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v) before any payment shall be made to the holders of Common Stock or any other stock of the Corporation ranking junior upon liquidation to this Series.

For purposes of this Section (v), the consolidation or merger of, or binding share exchange by, the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

vi. The shares of this Series shall not be redeemable without the consent of the holder of such shares.

vii. In addition to any other vote or consent of shareholders required by law or by the Articles of Incorporation, as amended, of the Corporation, each whole share of this Series shall, on any matter, vote as a class with any other capital stock comprising part of the Reference Package and voting on such matter and shall have the number of votes thereon that a holder of the Reference Package would have.

viii. The shares of this Series shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

4.  Series A Preferred Stock. There shall be a series of Preferred Stock, no par value, of the Corporation with the following designated number of shares, relative rights, preferences, and limitations thereof:

Section 4.1.  Designation, Rank and Number.

(a) The shares of the series shall be designated as 9.0% Senior Series A Convertible Participating Preferred Stock (the “Series A Preferred Stock”), no par value, with a liquidation preference of $120.00 per share as of the date of issue. The authorized number of shares constituting such series shall be 125,000.

(b) The Series A Preferred Stock, with respect to dividend rights and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, will rank (i) junior to all indebtedness of the Corporation; (ii) senior to all classes or series of the Corporation’s common stock and to all other equity securities the terms of which specifically provide that such equity securities rank junior to the Series A Preferred Stock (“Junior Stock”); (iii) pari passu with the 10.0% Series B Convertible Participating Preferred Stock (the “Series B Preferred Stock”) and all other preferred equity securities issued by the Corporation, other than those securities described in clauses (ii) and (iv) of this Section 4.1(b), the issuance of which shall be subject to the consent of the required holders of the Series A Preferred Stock; and (iv) junior to all equity securities issued by the Corporation, the terms of which specifically provide that such equity securities rank senior to the Series A Preferred Stock, subject to the consent of the required holders of the Series A Preferred Stock.

Section 4.2. Dividends.

(a)  General. The holders of shares of Series A Preferred Stock, in preference to the holders of shares of any Junior Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative dividends, at a rate of 9.0% per annum of the then-effective liquidation preference payable in cash semi-annually on March 15 and September 15 of each year, commencing September 15, 2006, to holders of record at the close of business on the preceding March 1 and September 1, respectively. Declared dividends will be payable in cash. Any undeclared dividends will increase the liquidation preference as of the applicable dividend payment date.

(b)  Dividend Participation. If any dividends or distributions are paid on the Corporation’s common stock (other than a dividend or distribution paid solely in additional shares of the Corporation’s common stock), the holders of Series A Preferred Stock will be paid dividends or distributions per share of Series A Preferred Stock in an amount equal to what such holder would have received had it converted its shares of Series A Preferred Stock into shares of common stock of the Corporation immediately prior to the record date for the payment of such dividend or distribution.

(c)  Partial Dividend Periods. The Corporation will prorate and compute any dividend payable for a partial dividend period on the basis of a 360-day year consisting of twelve 30-day months. The Corporation will pay dividends to holders of record as they appear in its share records at the close of business on the applicable dividend record date.

(d)  Unpayable Dividends. No dividend on the Series A Preferred Stock will be authorized or declared or paid or set apart for payment by the Corporation if such authorization, declaration, payment or setting apart for payment would violate any of its agreements or is restricted or prohibited by law. Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of dividends and whether or not such dividends are authorized or declared by the Board of Directors.

(e)  Dividends not Declared and Paid in Full. When dividends are not declared and paid in full (or a sum sufficient for such full payment is not so set apart) on the Series A Preferred Stock and all other equity securities ranking pari passu as to dividends with the Series A Preferred Stock (including the Series B Preferred Stock, if any), all dividends declared upon the Series A Preferred Stock and any other equity securities ranking pari passu as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other equity security shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series A Preferred Stock and such other equity security bear to each other.

(f)  Restrictions on Other Payments. Except as provided in Section 4.2(e), unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient set apart for payment for all past distribution periods and the then current dividend period:

(i)  no dividends, other than distributions in kind of common stock of the Corporation or other shares of Junior Stock, may be authorized or paid or set aside for payment, and no other dividend may be authorized or made upon, shares of common stock of the Corporation or any other shares of Junior Stock; and

(ii)  no shares of common stock of the Corporation or any other shares of Junior Stock may be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation or any subsidiary of the Corporation, except by conversion into or exchange for other Junior Stock.

Section 4.3. Liquidation Preference.

(a) Initial Preference. The Series A Preferred Stock will have an initial liquidation preference of $120.00 per share, subject to accretion.

(b) Distribution upon Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series A Preferred Stock will be entitled to receive out of the assets of the Corporation available for distribution to stockholders (after payment or provision for all of the Corporation’s debts and other liabilities and preference payments to holders of equity securities ranking senior to the Series A Preferred Stock but before any payment or provision for any Junior Stock) an amount equal to the greater of:

(i) the amount per share of Series A Preferred Stock equal to the then-effective liquidation preference, plus any accrued and undeclared dividends to the date of payment; and

(ii) the amount per share the holder would have received in connection with such voluntary or involuntary liquidation, dissolution or winding up of the Corporation had such holder converted such share of Series A Preferred Stock into shares of common stock immediately prior to such event.

(b) Distribution with Insufficient Assets. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, its assets are insufficient to make full payment of the liquidating distributions to holders of the Series A Preferred Stock and any other shares the Corporation’s equity securities ranking pari passu with the Series A Preferred Stock as to liquidation rights (including the Series B Preferred Stock, if any), then the holders of the Series A Preferred Stock and pari passu shares will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Section 4.4. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. The Series A Preferred Stock will be convertible at the holder’s option at any time. Each share of Series A Preferred Stock will be initially convertible into 422.5 shares of common stock of the Corporation, calculated by dividing the then-effective liquidation preference of each share of Series A Preferred Stock by the conversion price. The initial conversion price is $0.28405, subject to anti-dilution adjustments described in this Section 4.4.

(b) Notice of Conversion. In order to effect a conversion of Series A Preferred Stock, a holder must deliver a notice of conversion to the Corporation. Upon receipt by the Corporation of the notice of conversion, the holder’s shares of Series A Preferred Stock will immediately cease to have the rights and restrictions of preferred stock, and the holder will immediately be deemed to have all the rights of a holder of shares of common stock. The Corporation will deliver a copy of the form of notice of conversion to each holder of Series A Preferred Stock prior to the convening of a stockholders meeting to increase the Corporation’s authorized capital or at any time at the request of a holder of Series A Preferred Stock.

(c) Adjustments to Conversion Price. The conversion price will be subject to adjustment in the event the Corporation (i) pays a dividend or distribution solely in shares of common stock; (ii) subdivides its outstanding shares of common stock into a greater number of shares of common stock, or (iii) combines its outstanding shares of common stock into a smaller number of shares of common stock. Concurrently with the effectiveness of any of the events described in clauses (i) through (iii), the conversion price in effect immediately prior thereto shall be adjusted by multiplying the conversion price in effect immediately prior to such adjustment by a fraction of which the numerator shall be the number of shares of common stock outstanding immediately prior to such adjustment and the denominator shall be the number of shares of common stock outstanding immediately following such adjustment.

(d) Adjustments for Reclassification, Consolidation and Reorganization. In case of any reclassification of the common stock, any consolidation of the Corporation with, or merger of the Corporation into, any other entity, any merger of any entity into the Corporation (other than a merger that does not result in reclassification, conversion, exchange or cancellation of the outstanding shares of common stock), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange whereby the common stock is converted into other certain securities, cash or other property, then the holder of each share of Series A Preferred Stock then outstanding shall have the right thereafter, during the period that the Series A Preferred Stock shall be convertible, to convert that share only into the kind and amount of securities, cash and other property receivable upon the reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of common stock into which one share of Series A Preferred Stock would have been convertible immediately prior to the reclassification, consolidation, merger, sale, transfer or share exchange.

(e) Further Adjustments. In the event that the Corporation’s 2006 Management Incentive Plan as may be amended from time to time (“MIP”), provides for adjustments to the conversion or strike prices of the equity securities granted thereunder or the number of shares issuable upon any such conversion that would be in addition to or more favorable than the adjustments contained in clauses (c) and (d) of this Section 4.4, then the conversion price of the Series A Preferred Stock or the number of shares issuable upon such conversion shall also be adjusted to the same extent as the conversion or strike prices of the equity securities granted under the MIP or the number of shares issuable upon any such conversion. Notwithstanding the foregoing, no adjustment shall be made to the conversion price of the Series A Preferred Stock or the number of shares issuable upon such conversion due to any conversion of the Company’s 10% senior convertible notes due 2011, Series A Preferred Stock or Series B Preferred Stock, if any, or the exercise of any stock option.

(f) Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its common stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of its common stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its common stock outstanding involving a change in the common stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series A Preferred Stock:

(1)  at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of common stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (i) and (ii) above; and

(2)  in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of common stock shall be entitled to exchange their common stock for securities or other consideration properly deliverable upon the occurrence of such event).

(g)  Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of common stock on conversion of Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(h)  Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Articles of Incorporation.

(i)  Fractional Shares. No fractional share shall be required to be issued by the Corporation upon the conversion of any share or shares of Series A Preferred Stock. All shares of common stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of common stock, the Corporation shall have the option, in lieu of issuing any fractional share, to pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

(j)  Notices. Any notice required by the provisions of this Section 4.4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, or if sent by facsimile or delivered personally by hand or nationally recognized courier and addressed to each holder of record at such holder’s address or facsimile number appearing in the records of the Corporation.

Section 4.5. Voting Rights. Each share of Series A Preferred Stock will have the number of votes that the shares of common stock issuable upon conversion of a share of Series A Preferred Stock would have (referred to herein as voting on an “as converted” basis). Each share of Series A Preferred Stock will initially have 422.5 votes. The common stock, Series A Preferred Stock and Series B Preferred Stock, if any, will vote together as a single class, except in the limited circumstances provided in Section 4.6 below or as required under applicable law.

Section 4.6. Voting as Separate Class. Any amendment, modification or repeal of the terms of the Corporation’s Articles of Incorporation or the Bylaws relating to the Series A Preferred Stock that would materially adversely affect the powers, preferences, or rights of the Series A Preferred Stock including but not limited to modifications resulting from or in connection with any merger, consolidation or sale of all or substantially all of the assets of the Corporation, will require the approval of holders of at least a majority of the issued and outstanding shares of Series A Preferred Stock and Series B Preferred Stock, if any, voting together as a separate class. In addition, without the affirmative vote or consent of holders of at least a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, if any, voting together as a separate class, the Corporation shall not authorize, create, or increase the authorized or issued amount of any class or series of equity securities ranking senior or pari passu with the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

Section 4.7. Optional Redemption.

(a) Optional Redemption. The Corporation shall have the right to redeem the Series A Preferred Stock at any time, after the New Conversion Rights Date, in whole or in part at any time concurrently with or after all of the Corporation’s outstanding 11.0% Senior Notes due 2011 (the “Senior Notes”) and 10.0% Senior Convertible Notes due 2011 (the “Senior Convertible Notes” and, together with the Senior Notes, the “Notes”) have been repurchased, redeemed or otherwise repaid in full. Any such redemption shall be for a cash amount per share equal to the then-effective liquidation preference, together with any accrued and undeclared dividends to the date of redemption. The Corporation will provide notice of the optional redemption date at least 30 days in advance of such date to all holders of Series A Preferred Stock showing on the registry books of the Corporation or the Transfer Agent as of such date and make such other public announcement as it deems reasonable. For purposes hereof, ‘New Conversion Rights Date’ means the first date on which each of the following has occurred: (1) a registration statement registering the resale of the Notes, Series A Preferred Stock, Series B Preferred Stock, and shares of common stock issued upon the conversion of the Series A Preferred Stock and Series B Preferred Stock by affiliates of the Corporation becomes effective; and (2) a majority of the shareholders of the Corporation holding common stock have approved an increase in the amount of authorized shares of the common stock sufficient to implement fully the common stock conversion rights of the Senior Convertible Notes, the Series A Preferred Stock, the Series B Preferred Stock and the distribution of common stock under the MIP.

(b) Conversion in Lieu of Redemption. The holders’ option to convert shares of Series A Preferred Stock into shares of common stock of the Corporation will terminate at the close of business on the business day preceding the optional redemption date, unless the Corporation defaults in making any redemption payment upon such optional redemption date. Holders of the Series A Preferred Stock shall have the right to exercise conversion rights in lieu of the receipt of the redemption payment up to and including the business day preceding the optional redemption date.

Section 4.8. Mandatory Redemption.

(a) Mandatory Redemption Date. On March 15, 2011 (the “Series A Mandatory Redemption Date”), the Corporation must redeem all outstanding shares of Series A Preferred Stock for a cash redemption price per share equal to the then-effective liquidation preference, together with any accrued and undeclared dividends to the date of redemption.

(b) Insufficient or Unavailable Capital at the Mandatory Redemption Date. If at the Series A Mandatory Redemption Date, the Corporation does not have sufficient capital and surplus legally available to redeem all the outstanding shares of Series A Preferred Stock, the Corporation will take all reasonable measures permitted under the Georgia Business Corporation Code to increase the amount of its capital and surplus legally available, and the Corporation will redeem as many shares of Series A Preferred Stock as it may legally redeem, ratably (as nearly as may be practicable without creating fractional shares) from the holders thereof in proportion to the number of shares held by them, and shall thereafter from time to time, as soon as it shall have funds available therefor, redeem as many shares of Series A Preferred Stock as it legally may until it has redeemed all of the outstanding shares of Series A Preferred Stock.

(c) Conversion in Lieu of Redemption. The holders’ option to convert shares of Series A Preferred Stock into shares of common stock of the Corporation will terminate at the close of business on the business day preceding the Series A Mandatory Redemption Date (subject to any extension necessary to permit the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if applicable), unless the Corporation defaults in making any redemption payment upon such Series A Mandatory Redemption Date. Holders of the Series A Preferred Stock shall have the right to exercise conversion rights in lieu of the receipt of the redemption payment up to and including the business day preceding the Series A Mandatory Redemption Date.

(d) Notice. The Corporation will provide notice of the Series A Mandatory Redemption Date at least 30 days in advance of such date to all holders of Series A Preferred Stock showing on the registry books of the Corporation or the Transfer Agent as of such date and make such other public announcement as it deems reasonable.

Section 4.9. Loss, Theft, Destruction of Preferred Stock. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of shares of Series A Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the Series A Preferred Stock, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated shares of Series A Preferred Stock, new shares of Series A Preferred Stock of like tenor. The Series A Preferred Stock shall be held and owned upon the express condition that the provisions of this Section 4.9 are exclusive with respect to the replacement of mutilated, destroyed, lost or stolen shares of Series A Preferred Stock and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

Section 4.10. Register. The Corporation shall appoint a transfer agent (“Transfer Agent”) registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to keep at its principal office a register in which the Transfer Agent shall provide for the registration of the Series A Preferred Stock. The initial Transfer Agent shall be American Stock Transfer and Trust Company. Upon any transfer of the Series A Preferred Stock in accordance with the provisions hereof, the Transfer Agent shall register such transfer on the Series A Preferred Stock register. The Corporation or the Transfer Agent may deem the person in whose name the Series A Preferred Stock shall be registered upon the registry books of the Corporation or the Transfer Agent to be, and may treat it as, the absolute owner of the Series A Preferred Stock for the purpose of receiving payment of dividends on the Series A Preferred Stock, for the conversion of the Series A Preferred Stock and for all other purposes, and the Corporation or the Transfer Agent shall not be affected by any notice to the contrary. All such payments and such conversions shall be valid and effective to satisfy and discharge the liability upon the Series A Preferred Stock to the extent of the sum or sums so paid or the conversion or conversions so made.

Section 4.11. Form of Certificates; Transfer. (a) Series A Preferred Stock shall be issued in the form of one or more permanent global shares of Series A Preferred Stock (the “Global Preferred Shares”) in definitive, fully registered form with the global legend as set forth in clause (d) of this Section 4.11 below.  The Global Preferred Share may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation).  The Global Preferred Share shall be deposited on behalf of the holders of the Series A Preferred Stock represented thereby with Wachovia Bank, N.A. or any successor thereto, as may be designated by the Board of Directors (the “Registrar”), at its New York office, as custodian for The Depository Trust Company (“DTC”) or its successor depositary (collectively, the “Depositary”), and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided.  The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided.  This Section 4.11 (a) shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary.  The Corporation shall execute and the Registrar shall, in accordance with this Section, countersign and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of Cede & Co.  or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co.  or pursuant to instructions received from Cede & Co.  or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar.  Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this subdivision with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share.

(b) Owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of certificated shares of Series A Preferred Stock, unless:

(i) DTC is unwilling or unable to continue as Depositary for the Global Preferred Share and the Corporation does not appoint a qualified replacement for DTC within 90 days,

(ii) DTC ceases to be a “clearing agency” registered under the Exchange Act, and the Corporation does not appoint a qualified replacement for DTC within 90 days or

(iii) the Corporation decides to discontinue the use of book-entry transfer through DTC (or any successor Depositary).  In any such case, the Global Preferred Share shall be exchanged in whole for definitive shares of Series A Preferred Stock in registered form, with the same terms and of an equal aggregate liquidation preference.

Definitive shares of Series A Preferred Stock shall be registered in the name or names of the person or persons specified by DTC in a written instrument to the Registrar.

(c) A Global Preferred Share shall not be valid until it is signed by an authorized officer of the Corporation in accordance with its bylaws, by manual or facsimile signature, and an authorized signatory of the Transfer Agent or its successor manually countersigns the Global Preferred Share.  The signature shall be conclusive evidence that the Global Preferred Share has been authenticated under this Article 2.  Each Global Preferred Share shall be dated the date of its authentication.

(d) Each Global Preferred Share shall bear a legend in substantially the form as follows:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE ARTICLES OF AMENDMENT (AS DEFINED BELOW). TRANSFERS TO AND FROM THIS GLOBAL SECURITY SHALL BE NOTED BY THE TRANSFER AGENT ON THE SCHEDULE OF EXCHANGES BELOW.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Section 4.12. Withholding. To the extent required by applicable law, the Corporation may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Corporation from any payments made pursuant to the Series A Preferred Stock.

Section 4.13. Headings. The headings of the sections of this subsection 4 are inserted for convenience only and do not constitute a part of these Articles of Incorporation.

5. Series B Preferred Stock. There shall be a series of Preferred Stock, no par value, of the Corporation with the following designated number of shares, relative rights, preferences and limitations thereof:

Section 5.1 Designation, Rank and Number.

(a) The shares of the series shall be designated as 10.0% Senior Series B Convertible Participating Preferred Stock (the “Series B Preferred Stock”), no par value, with a liquidation preference of $480.00 per share as of the date of issue. The authorized number of shares constituting such series shall be 264,000.

(b) The Series B Preferred Stock, with respect to dividend rights and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, will rank (i) junior to all indebtedness of the Corporation; (ii) senior to all classes or series of the Corporation’s common stock and to all other Junior Stock; (iii) pari passu with the Series A Preferred Stock described in Section 4 above and all other preferred equity securities issued by the Corporation, other than those securities described in clauses (ii) and (iv) of this Section 5.1(b), the issuance of which shall be subject to the consent of the required holders of the Series B Preferred Stock,; and (iv) junior to all equity securities issued by the Corporation, the terms of which specifically provide that such equity securities rank senior to the Series B Preferred Stock, subject to the consent of the required holders of the Series B Preferred Stock.

Section 5.2. Dividends.

(a) General. The holders of shares of Series B Preferred Stock, in preference to the holders of shares of any Junior Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative dividends, at a rate of 10.0% per annum of the then-effective liquidation preference payable in cash semi-annually on March 15 and September 15 of each year, commencing September 15, 2006, to holders of record at the close of business on the preceding March 1 and September 1, respectively. Declared dividends will be payable in cash. Any undeclared dividends will increase the liquidation preference as of the applicable dividend payment date.

(b) Dividend Participation. If any dividends or distributions are paid on the Corporation’s common stock (other than a dividend or distribution paid solely in additional shares of the Corporation’s common stock), the holders of Series B Preferred Stock will be paid dividends or distributions per share of Series B Preferred Stock in an amount equal to what such holder would have received had it converted its shares of Series B Convertible Preferred Stock into shares of common stock of the Corporation immediately prior to the record date for the payment of such dividend or distribution.

(c) Partial Dividend Periods. The Corporation will prorate and compute any dividend payable for a partial dividend period on the basis of a 360-day year consisting of twelve 30-day months. The Corporation will pay dividends to holders of record as they appear in its share records at the close of business on the applicable dividend record date.

(d) Unpayable Dividends. No dividend on the Series B Preferred Stock will be authorized or declared or paid or set apart for payment by the Corporation if such authorization, declaration, payment or setting apart for payment would violate any of its agreements or is restricted or prohibited by law. Notwithstanding the foregoing, dividends on the Series B Preferred Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of dividends and whether or not such dividends are authorized or declared by the Board of Directors.

(e) Dividends not Declared and Paid in Full. When dividends are not declared and paid in full (or a sum sufficient for such full payment is not so set apart) on the Series B Preferred Stock and all other equity securities ranking pari passu as to dividends with the Series B Preferred Stock (including the Series A Preferred Stock), all dividends declared upon the Series B Preferred Stock and any other equity securities ranking pari passu as to dividends with the Series B Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and such other equity security shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series B Preferred Stock and such other equity security bear to each other.

(f) Restrictions on Other Payments. Except as provided in Section 5.1(e), unless full cumulative dividends on the Series B Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient set apart for payment for all past distribution periods and the then current dividend period:

(i) no dividends, other than distributions in kind of common stock of the Corporation or other shares of Junior Stock, may be authorized or paid or set aside for payment, and no other dividend may be authorized or made upon, shares of common stock of the Corporation or any other shares of Junior Stock; and

(ii) no shares of common stock of the Corporation or any other shares of Junior Stock may be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation or any subsidiary of the Corporation, except by conversion into or exchange for other Junior Stock.

Section 5.3. Liquidation Preference.

(a)  Initial Preference. The Series B Preferred Stock will have an initial liquidation preference of $480.00 per share, subject to accretion.

(b)     Distribution upon Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series B Preferred Stock will be entitled to receive out of the assets of the Corporation available for distribution to stockholders (after payment or provision for all of the Corporation’s debts and other liabilities and preference payments to holders of equity securities ranking senior to the Series B Preferred Stock but before any payment or provision for any Junior Stock) an amount equal to the greater of:

(i) the amount per share of Series B Preferred Stock equal to the then-effective liquidation preference, plus any accrued and undeclared dividends to the date of payment; and

(ii) the amount per share the holder would have received in connection with such voluntary or involuntary liquidation, dissolution or winding up of the Corporation had such holder converted such share of Series B Preferred Stock into shares of common stock immediately prior to such event.

(c) Distribution with Insufficient Assets. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, its assets are insufficient to make full payment of the liquidating distributions to holders of the Series B Preferred Stock and any other shares the Corporation’s equity securities ranking pari passu with the Series B Preferred Stock as to liquidation rights (including the Series A Preferred Stock), then the holders of the Series B Preferred Stock and pari passu shares will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Section 5.4. Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. The Series B Preferred Stock will be convertible at the holder’s option at any time after the New Conversion Rights Date. Each share of Series B Preferred Stock will be initially convertible into 738.5 shares of common stock of the Corporation, which is calculated by dividing the then-effective liquidation preference of each share of Series B Preferred Stock by the conversion price. The initial conversion price is $0.65, subject to anti-dilution adjustments described in this Section 5.4.

(b) Notice of Conversion. In order to effect a conversion of Series B Preferred Stock, a holder must deliver a notice of conversion to the Corporation. Upon receipt by the Corporation of the notice of conversion, the holder’s shares of Series B Preferred Stock will immediately cease to have the rights and restrictions of preferred stock, and the holder will simultaneously receive shares of common stock in accordance with the terms outlined above. The Corporation will deliver a copy of the form of notice of conversion to each holder of Series B Preferred Stock at any time at the request of a holder of Series B Preferred Stock.

(c) Adjustments to Conversion Price. The conversion price will be subject to adjustment in the event the Corporation (i) pays a dividend or distribution solely in shares of common stock; (ii) subdivides its outstanding shares of common stock into a greater number of shares of common stock, or (iii) combines its outstanding shares of common stock into a smaller number of shares of common stock. Concurrently with the effectiveness of any of the events described in clauses (i) through (iii), the conversion price in effect immediately prior thereto shall be adjusted by multiplying the conversion price in effect immediately prior to such adjustment by a fraction of which the numerator shall be the number of shares of common stock outstanding immediately prior to such adjustment and the denominator shall be the number of shares of common stock outstanding immediately following such adjustment.

(d) Adjustments for Reclassification, Consolidation and Reorganization. In case of any reclassification of the common stock, any consolidation of the Corporation with, or merger of the Corporation into, any other entity, any merger of any entity into the Corporation (other than a merger that does not result in reclassification, conversion, exchange or cancellation of the outstanding shares of common stock), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange whereby the common stock is converted into other certain securities, cash or other property, then the holder of each share of Series B Preferred Stock then outstanding shall have the right thereafter, during the period that the Series B Preferred Stock shall be convertible, to convert that share only into the kind and amount of securities, cash and other property receivable upon the reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of common stock into which one share of Series B Preferred Stock would have been convertible immediately prior to the reclassification, consolidation, merger, sale, transfer or share exchange.

(e) Further Adjustments. In the event that the MIP provides for adjustments to the conversion or strike prices of the equity securities granted thereunder or the number of shares issuable upon any such conversion that would be in addition to or more favorable than the adjustments contained in clauses (c) and (d) of this Section 5.4, then the conversion price of the Series B Preferred Stock or the number of shares issuable upon such conversion shall also be adjusted to the same extent as the conversion or strike prices of the equity securities granted under the MIP or the number of shares issuable upon any such conversion. Notwithstanding the foregoing, no adjustment shall be made to the conversion price of the Series B Preferred Stock or the number of shares issuable upon such conversion due to any conversion of the Company’s 10% senior convertible notes due 2011, Series A Preferred Stock or Series B Preferred Stock, if any, or the exercise of any stock option.

(f) Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its common stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of its common stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its common stock outstanding involving a change in the common stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series B Preferred Stock:

(i) at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of common stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (i) and (ii) above; and

(ii) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of common stock shall be entitled to exchange their common stock for securities or other consideration properly deliverable upon the occurrence of such event).

(g) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of common stock on conversion of Series B Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(h) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Articles of Incorporation.

(i) Fractional Shares. No fractional share shall be required to be issued by the Corporation upon the conversion of any share or shares of Series B Preferred Stock. All shares of common stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of common stock, the Corporation shall have the option, in lieu of issuing any fractional share, to pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board).

(j) Notices. Any notice required by the provisions of this Section 5.4 to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, or if sent by facsimile or delivered personally by hand or nationally recognized courier and addressed to each holder of record at such holder’s address or facsimile number appearing in the records of the Corporation.

Section 5.5. Voting Rights. Each share of Series B Preferred Stock will have the number of votes that the shares of common stock issuable upon conversion of a share of Series B Preferred Stock would have (referred to herein as voting on an “as converted” basis). Each share of Series B Preferred Stock will initially have 738.5 votes. The common stock, Series A Preferred Stock and Series B Preferred Stock will vote together as a single class, except in the limited circumstances provided in Section 5.6 below or as required under applicable law.

Section 5.6. Voting as Separate Class. Any amendment, modification or repeal of the terms of the Corporation’s Articles of Incorporation or the Bylaws relating to the Series B Preferred Stock that would materially adversely affect the powers, preferences, or rights of the Series B Preferred Stock including but not limited to modifications resulting from or in connection with any merger, consolidation or sale of all or substantially all of the assets of the Corporation, will require the approval of holders of at least a majority of the issued and outstanding shares of Series A Preferred Stock and Series B Preferred Stock, if any, voting together as a separate class. In addition, without the affirmative vote or consent of holders of at least a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, if any, voting together as a separate class, the Corporation shall not authorize, create, or increase the authorized or issued amount of any class or series of equity securities ranking senior or pari passu with the Series B Preferred Stock with respect to the payment of dividends or the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

Section 5.7. Optional Redemption.

(a)  Optional Redemption. The Corporation shall have the right to redeem the Series B Preferred Stock at any time after the New Conversion Rights Date, in whole or in part at any time concurrently with or after all of the Corporation’s outstanding Senior Notes and Senior Convertible Notes (to the extent any such notes remain outstanding and have not been converted into Series B Preferred Stock) have been repurchased, redeemed or otherwise repaid in full. Any such redemption shall be for a cash amount per share equal to the then-effective liquidation preference, together with any accrued and undeclared dividends to the date of redemption. The Corporation will provide notice of the optional redemption date at least 30 days in advance of such date to all holders of Series B Preferred Stock showing on the registry books of the Corporation or the Transfer Agent as of such date and make such other public announcement as it deems reasonable.

(b) Conversion in Lieu of Redemption. The holders’ option to convert shares of Series B Preferred Stock into shares of common stock of the Corporation will terminate at the close of business on the business day preceding the optional redemption date, unless the Corporation defaults in making any redemption payment upon such optional redemption date. Holders of the Series B Preferred Stock shall have the right to exercise conversion rights in lieu of the receipt of the redemption payment up to and including the business day preceding the optional redemption date.

Section 5.8. Mandatory Redemption.

(a)  Mandatory Redemption Date. On the later of (i) March 15, 2011 and (ii) 120 days following the New Conversion Rights Date (the “Series B Mandatory Redemption Date”), the Corporation must redeem all outstanding shares of Series B Preferred Stock for a cash redemption price per share equal to the then-effective liquidation preference, together with any accrued and undeclared dividends to the date of redemption. In the event that the New Conversion Rights Date has not occurred on or before March 15, 2011, then on each semi-annual dividend payment date on or after March 15, 2011, in the event that any holder has given the Corporation at least 60 days notice prior to such dividend payment date, the Corporation will redeem such holders’ Series B Preferred Stock at a price per share equal to the then-effective liquidation preference, together with any accrued and undeclared dividends to the date of redemption.

(b) Insufficient or Unavailable Capital at the Mandatory Redemption Date. If at the Series B Mandatory Redemption Date, the Corporation does not have sufficient capital and surplus legally available to redeem all the outstanding shares of Series B Preferred Stock, the Corporation will take all reasonable measures permitted under the Georgia Business Corporation Code to increase the amount of its capital and surplus legally available, and the Corporation will redeem as many shares of Series B Preferred Stock as it may legally redeem, ratably (as nearly as may be practicable without creating fractional shares) from the holders thereof in proportion to the number of shares held by them, and shall thereafter from time to time, as soon as it shall have funds available therefor, redeem as many shares of Series B Preferred Stock as it legally may until it has redeemed all of the outstanding shares of Series B Preferred Stock.

(c) Conversion in Lieu of Redemption. The holders’ option to convert shares of Series B Preferred Stock into shares of common stock of the Corporation will terminate at the close of business on the business day preceding the Series B Mandatory Redemption Date (subject to any extension necessary to permit the expiration of any applicable waiting period under the HSR Act, if applicable), unless the Corporation defaults in making any redemption payment upon the Series B Mandatory Redemption Date. Holders of the Series B Preferred Stock shall have the right to exercise conversion rights in lieu of the receipt of the redemption payment up to and including the business day preceding the Series B Mandatory Redemption Date.

(d) Notice. The Corporation will provide notice of the Mandatory Redemption Date at least 30 days in advance of such date to all holders of Series B Preferred Stock showing on the registry books of the Corporation or the Transfer Agent as of such date make such other public announcement as it deems reasonable.

Section 5.9. Loss, Theft, Destruction of Preferred Stock. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of shares of Series B Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the Series B Preferred Stock, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated shares of Series B Preferred Stock, new shares of Series B Preferred Stock of like tenor. The Series B Preferred Stock shall be held and owned upon the express condition that the provisions of this Section 5.9 are exclusive with respect to the replacement of mutilated, destroyed, lost or stolen shares of Series B Preferred Stock and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

Section 5.10. Register. The Corporation shall appoint a transfer agent registered under the Exchange Act to keep at its principal office a register in which the Transfer Agent shall provide for the registration of the Series B Preferred Stock. The initial Transfer Agent shall be American Stock Transfer and Trust Company. Upon any transfer of the Series B Preferred Stock in accordance with the provisions hereof, the Transfer Agent shall register such transfer on the Series B Preferred Stock register. The Corporation or the Transfer Agent may deem the person in whose name the Series B Preferred Stock shall be registered upon the registry books of the Corporation or the Transfer Agent to be, and may treat it as, the absolute owner of the Series B Preferred Stock for the purpose of receiving payment of dividends on the Series B Preferred Stock, for the conversion of the Series B Preferred Stock and for all other purposes, and the Corporation or the Transfer Agent shall not be affected by any notice to the contrary. All such payments and such conversions shall be valid and effective to satisfy and discharge the liability upon the Series B Preferred Stock to the extent of the sum or sums so paid or the conversion or conversions so made.

Section 5.11. Form of Certificates. The shares of Series B Preferred Stock shall be certificated.

Section 5.12. Withholding. To the extent required by applicable law, the Corporation may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Corporation from any payments made pursuant to the Series B Preferred Stock.

Section 5.13. Headings. The headings of the sections of this subsection 5 are inserted for convenience only and do not constitute a part of these Articles of Incorporation.

B. COMMON STOCK

1. Voting Rights.

(a) Except as otherwise required by law or as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, as provided in Section A of this Article 2, all rights to vote and all voting power shall be vested exclusively in the holders of the Common Stock.

(b) The holders of the Common Stock shall be entitled to one vote per share on all matters submitted to a vote of shareholders of the Corporation ( the "Shareholders"), including, without limitation, the election of directors.

2. Dividends. Except as otherwise provided by law or as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, as provided in Section A of this Article 2, the holders of the Common Stock shall be entitled to receive, on a pro-rata basis, when, as and if provided by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

3. Liquidating Distributions. Upon any liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, and after payment or provision for payment of the debts and other liabilities of the corporation, and except as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, as provided in Section A of this Article2, the remaining assets of the corporation shall be distributed pro-rata to the holders of the Common Stock.

Each ten shares of the Common Stock issued as of the date and time immediately preceding 8:00 a.m. Eastern Daylight Time on August 14, 2006, which is the effective date of a reverse stock split (the ‘Split Effective Date’), shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one (1) fully paid and nonassessable share of the Common Stock; provided, however, that there shall be no fractional interest resulting from such change and reclassification. In the case of any holder of fewer than ten shares of Common Stock or any number of shares of Common Stock which, when divided by ten, does not result in a whole number (a ‘Fractional Share Holder’), the fractional share interest of common stock held by such Fractional Share Holder as a result of such change and reclassification shall be rounded upward to the nearest whole share. Share interests due to rounding are given solely to save the expense and inconvenience of issuing fractional shares and do not represent separately bargained for consideration. Each holder of record of a certificate or certificates which immediately prior to the Split Effective Date represents outstanding shares of common stock (the ‘Old Certificates,’ whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate or certificates (the ‘New Certificates,’ whether one or more) representing the number of whole shares of common stock into and for which the shares of the common stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Split Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof.

3.

REGISTERED AGENT AND OFFICE

The street address and county of the initial registered office of the corporation are 2300 Windy Ridge Parkway, Cobb County, Atlanta, Georgia. The initial registered agent of the corporation at such office is Tony G. Mills.

4.

INCORPORATOR

The name and address of the incorporator are:

Tony G. Mills
The Profit Recovery Group International, Inc.
2300 Windy Ridge Parkway
Suite 300 North
Atlanta, GA 30339-8426

  5.

INITIAL PRINCIPAL OFFICE

The mailing address of the initial principal office of the corporation is:

The Profit Recovery Group International, Inc.
2300 Windy Ridge Parkway
Suite 300 North
Atlanta, GA 30339-8426

6.

BOARD OF DIRECTORS

(a) The number of directors constituting the initial Board of Directors is eight (8) and the names and addresses of such directors are as follows:

John M. Cook	John M. Toma	Stanley B. Cohen
2300 Windy Ridge Parkway	2300 Windy Ridge Parkway	6195 Barfield Road
Suite 300 North	Suite 300 North	Suite 280
Atlanta, GA 30339-8426	Atlanta, GA 30339-8426	Atlanta, GA 30328-4328

Jonathan Golden	T. Charles Fial	Garth H. Greimann
2800 One Atlantic Center	290 Kiowa Place	Berkshire Partners
1201 W. Peachtree Street	Boulder, CO 80303	Suite 3425
Atlanta, GA 30309-3400		One Boston Place
Boston, MA 02108-4401

E. James Lowrey	Fred W. I. Lachotzki
c/o Sysco Corporation	c/o Nijenrode University
1390 Enclave Parkway	Straatweg 25
Houston, TX 77077	3621 BG Breukelen
The Netherlands

The Board of Directors shall be divided into three (3) classes with each such class to be as nearly equal in number as possible. The terms of directors in Class I shall expire at the first annual shareholders’ meeting after the date of these Articles of Incorporation, the terms of directors in Class II shall expire at the second annual shareholders’ meeting after such date and the terms of directors in Class III shall expire at the third annual shareholders’ meeting after such date. At each annual shareholders’ meeting held thereafter, directors shall be chosen for a term of three years to succeed those whose terms expire at that meeting. Each director shall hold office for the term for which he or she is elected or appointed or until his or her successor shall be elected and qualified, or until his or her death, removal from office or resignation.

(b) The members of the initial classified Board of Directors are as follows:

Class I	Class II	Class III

John M. Cook	Jonathan Golden	Stanley B. Cohen
John M. Toma	Garth H. Greimann	T. Charles Fial
E. James Lowrey	Fred W. I. Lachotzki

(c) Each director shall hold office for the term for which he or she is elected or appointed or until his or her successor shall be elected and qualified, or until his or her death, removal from office or resignation.

(d) Should the number of directors be changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make Classes I, II, and III as nearly equal in number as possible.

(e) No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(f) In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the corporation or its shareholders, may consider the interests of the employees, customers, suppliers and creditors of the corporation and its subsidiaries, the communities in which offices or other establishments of the corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that this provision shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be so considered.

7.

SPECIAL MEETINGS OF SHAREHOLDERS

Special meetings of the Shareholders may be called only by:

(a) the Chairman of the Board;

(b)	the President;

(c) a majority of the members of the Board of Directors then in office; or

(d) the holders of at least thirty five percent (35%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting if said holders deliver to the Secretary of the corporation one (1) or more signed and dated written demands for the meeting, describing therein the purpose or purposes for which the special meeting is to be held; provided, however, that at such time and so long as there are one hundred (100) or fewer Shareholders of record, the corporation shall hold such special meeting upon the demand of at least twenty five percent (25%) of said holders. The record date for determining Shareholders entitled to demand a special meeting shall be determined in the manner provided in the Bylaws.

Only the business within the purpose or purposes described in the meeting notice required by subsection (c) of Code Section 14-2-705 may be conducted at a special meeting of the Shareholders.

8.

INDEMNIFICATION

The corporation may indemnify or obligate itself to indemnify, pursuant to an indemnification agreement or otherwise, a director made a party to a proceeding, including a proceeding brought by or in the right of the corporation, to the maximum extent permitted by Section 14-2-856 of the Code, without regard to the limitations contained in other sections of Part 5 of Article 8 of the Code.

9.

ELIMINATION OF MONETARY LIABILITY

(a) No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of his or her duty of care or other duty as a director; provided, that this provision shall eliminate or limit the liability of a director only to the extent permitted by the Code or by any successor law or laws.

(b) Any repeal or modification of the provisions of this Article 9 by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification.

10.

REMOVAL OF DIRECTORS

Shareholders may only remove directors for cause, by a majority of the votes entitled to be cast.